Exhibit 5
     LOAN AGREEMENT entered into as of August 19, 2009 (“Effective Date”).

BETWEEN :	Special Value Expansion Fund, LLC, a limited liability company organized under the laws of Delaware with an address at 2951 28th Street, Suite 1000 Santa Monica, CA, USA 90405;

(the “Lender”)

AND:	DIALOGIC CORPORATION, a corporation incorporated under the laws of British Columbia with an address at 9800 Cavendish Boulevard, Montreal, Quebec, H4M 2V9; (the “Borrower”)
     WHEREAS the Borrower has requested the Lender to make to the Borrower a term loan in the principal amount of $76,604.18 United States Dollars;
     WHEREAS the Lender agrees to make such loan to the Borrower.
     NOW, THEREFORE THE PARTIES AGREE AS FOLLOWS :
1.	Interpretation

1.1	Definitions

In this Loan Agreement (“Agreement”), unless the context otherwise requires,
1.1.1	“Agent” means Wells Fargo Foothill Canada ULC, an unlimited corporation existing under the laws of Alberta, as the arranger and administrative agent for the lenders under the WFF Loan Agreement together with its successors and assigns in such capacity

1.1.2	“Indebtedness” means, at any time, the aggregate outstanding amounts in principal, interest, fees, and accessories owed by the Borrower pursuant to this Agreement;

1.1.3	“Material Adverse Effect” means a material adverse effect on (a) the ability of the Borrower to perform its obligations under this Agreement or (b) the validity or enforceability of this Agreement.

1.1.4	“Multiple Loan Agreements” means all of the loan agreements entered into by the Borrower with its shareholders or their affiliates or delegates dated at the Effective Date in order to borrow the Total Loan Amount. This Agreement is one of the Multiple Loan Agreements.

1.1.5	“TCP Loan Agreement” means that certain Amended and Restated Credit Agreements dated as of October 5, 2007 by and among the Borrower, the subsidiary guarantors party thereto, the lenders party thereto and Obsidian, LLC, as administrative agent and collateral agent, as such agreement may be amended, restated, amended and restated or otherwise modified from time to time;

1.1.6	“Total Loan Amount” shall mean the sum of $3,000,000 USD borrowed by the Borrower from its shareholders and their affiliates or delegates under the Multiple Loan Agreements. The Loan set out herein forms part of the Total Loan Amount.

1.1.7	“Transaction” means the sale or other business transaction or series of transactions, involving (i) the Borrower’s stock, the result of which is that any person or entity (or any person or entity acting together with any other person or entity as a “group” within the meaning of Section 13(d)(3) of U.S. Securities Exchange Act of 1934, as amended) (X) becomes the beneficial owner, directly or indirectly, by virtue of the consummation of a transaction or a series of transactions, of securities of the Borrower representing more than 50% of the combined voting power of the Borrower’s then outstanding voting securities with respect to matters submitted to a vote of the shareholders generally or (Y) obtains, appoints or designates, directly or indirectly, or has the right to appoint or designate, directly or indirectly, a majority of the seats of the board of directors of the Company (whether through a proxy contest or otherwise) or (ii) all or greater than 50% of the consolidated assets of the Borrower and its subsidiaries, through any form of transaction, including, without limitation, merger, reverse merger, stock purchase, asset purchase, consolidation or amalgamation.

1.1.8	“WFF Loan Agreement” means that certain Credit Agreement dated as of March 5, 2009 by and among the Borrowers, Wells Fargo Foothill Canada ULC, an unlimited corporation existing under the laws of Alberta, as administrative agent for the lenders party thereto and the financial institutions from time to time party thereto, as such agreement may be amended, restated, amended and restated or otherwise modified from time to time.
1.2	Headings
     The headings have been inserted for convenience only, and do not affect in any way the interpretation of this Agreement.

2.	The Loan

Amount of the Loan

Subject to the provisions of this Agreement, the Lender agrees to loan and hereby loans to the Borrower a principal amount of $76,604.18 United States Dollars (the “Loan”).

3.	Interest

3.1	The principal amount of the Indebtedness outstanding shall bear interest from the date hereof until such principal amount shall be paid in full at an interest rate of twenty percent (20%) per annum. Interest will be compounded monthly and calculated daily from the date hereof.

3.2	Notwithstanding the provisions of this Agreement, if the rate of interest payable under this Agreement is limited by law, the interest payable under this Agreement shall be the lesser of (a) the amount calculated at the rate set forth in this Agreement and (b) the maximum interest permitted by law. If, however, interest is paid under this Agreement in excess of the maximum rate of interest permitted by law, any interest so paid which exceeds that maximum rate shall automatically be considered a payment of principal and shall automatically be applied in reduction of principal due on this Agreement to the extent of the excess. The provisions of this Section 3.2 shall survive the termination of this Agreement.

4.	Repayments

4.1	The Borrower shall pay to Lender all Indebtedness, including all accrued and unpaid interest upon the consummation of a Transaction.

4.2	In the event that a Transaction has not been consummated on or before the date that is six months after the Maturity Date (as defined in the TCP Loan Agreement), then the Borrower shall pay to Lender all Indebtedness, including all accrued and unpaid interest, on such date.

4.3	The Borrower, may at its option, pay to Lender some or all Indebtedness, including all accrued and unpaid interest at any time following the Effective Date.

4.4	In the event that the Borrower consummates an equity financing before the Indebtedness is repaid to Lender , the Lender, may, at its option, convert all Indebtedness, including all accrued and unpaid interest, into the type of equity issued in the Borrower at the same rate and upon the same terms as agreed with the other investors in such an equity financing. This right shall solely apply to the first equity financing consummated by Borrower after the Effective Date.

4.5	In the event the Borrower is required to pay the Total Loan Amount plus all accrued and unpaid interest to the Lender and its other lenders pursuant to Section 4.1 or 4.2 of this Agreement or Borrower chooses to repay some or all of the Total

Loan Amount pursuant to Section 4.3 of this Agreement and Borrower does not pay the Total Loan Amount and all accrued and unpaid interest, Borrower shall ensure that its payment is divided between all the lenders of the Total Loan Amount on a pro rata basis based on the Total Loan Amount plus accrued and unpaid interest outstanding to each of lenders of the Total Loan Amount on the repayment date.
5.	COVENANTS

5.1	The Borrower covenants and agrees with the Lender that, until payment in full in cash of all Indebtedness under this Agreement:
5.1.1	The Borrower shall comply in all material respects with all applicable laws, rules, regulations and orders except to the extent any non-compliance would not reasonably be expected to have a Material Adverse Effect.

5.1.2	The Borrower shall pay and discharge before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or its property; provided, however, that the Borrower shall not be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

5.1.3	The Borrower shall preserve and maintain its corporate existence, rights (charter and statutory) and franchises.

5.1.4	The Borrower shall not amend any of the Multiple Loan Agreements except to amend the party who is the lender without providing written notice of such proposed amendment to the Lender and offering the Lender the opportunity to amend this Agreement in the same manner.
6.	REPRESENTATIONS AND WARRANTIES

6.1	The Borrower represents and warrants to the Lender that:
6.1.1	The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of British Columbia.

6.1.2	The transactions contemplated under this Agreement are within the Borrower’s corporate powers and have been duly authorized by all necessary (including, if required, member) action. This Agreement has been duly executed and delivered by the Borrower.

6.1.3	Except with regard to the TCP Loan Agreement where no representation or warranty is made by Borrower, the transactions contemplated under this Agreement will not violate or result in a default under any agreement or other instrument binding upon the Borrower or its property and assets or give rise to a right under any such agreement or other instrument to require any payment to be made by the Borrower.

6.1.4	All of the Multiple Loan Agreements are identical with the exception of the name and notice information of the lender and the amount being loaned to the Borrower.
7.	Defaults

7.1	Events of default

Each of the following events is an event of default (“Event of Default”):
7.1.1	if the Borrower fails to pay when due any part of the Indebtedness and such default remains uncured within thirty (30) days of Lender’s written notice setting out such default and Buyer’s obligation to cure or there is a breach by Borrower of Section 4.5 of this Agreement and such default remains uncured within three (3) business days of Lender’s written notice setting out such default and Buyer’s obligation to cure;

7.1.2	if the Borrower becomes insolvent or bankrupt (including, but not limited to, through the entry of an order for relief under Title 11 of the United States Bankruptcy Code or the adjudication of the Borrower as insolvent or bankrupt pursuant to the provisions of any state insolvency or bankruptcy act; the commencement by the Borrower of any case, proceeding or other action seeking any reorganization, arrangement, composition, adjustment, liquidation, dissolution or similar relief for itself under any present or future statute, law or regulation relating to bankruptcy, insolvency, reorganization or other relief for debtors; the consent of the Borrower to, its acquiescence in or attempt to secure the appointment of any receiver of all or any substantial part of its properties; or the Borrower shall make a general assignment for the benefit of creditors); or

7.1.3	if the assets of the Borrower, or any substantial part thereof, are seized by anyone other than Lender or a Lender affiliate (except if such seizure is contested in good faith within ten days and for so long as such contestation lasts), or are subject to an hypothecary recourse by a creditor (other than Lender or a Lender affiliate), or are placed under sequestration, receivership or guardianship, or if a liquidator is appointed in respect of the Borrower and such default remains uncured within thirty (30) days of Lender’s written notice setting out such default and Buyer’s obligation to cure; or

7.1.4	a breach of any covenant under Section 5 of this Agreement has occurred, or any representation or warranty under Section 6 is untrue and such default remains uncured or uncontested within thirty (30) days of

Lender’s written notice setting out such default and Buyer’s obligation to cure.
7.2	Remedies
7.2.1	Upon the occurrence of any Event of Default under Section 7.1.2, the Indebtedness same shall become payable immediately.

7.2.2	Upon the occurrence of any other Event of Default, upon giving a notice to the Borrower, the Lender may demand immediate payment of the whole or part of the Indebtedness and same shall become payable immediately.

7.2.3	Upon the occurrence of any Event of Default, the Lender may exercise all its legal rights and remedies.
8.	Miscellaneous

8.1	No waiver

The failure of a Lender to exercise any of its rights shall not constitute a waiver to exercise such right in the future. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.2	Severability

In the event that any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement.

8.3	Restrictions on Cash Payments

Notwithstanding the provisions of this Agreement, Borrower shall not pay and Lender shall not accept any cash payments under this Agreement (whether of interest, principal or otherwise) or any other agreement, instrument or document related hereto unless Availability (as defined in the WFF Loan Agreement) would exceed $2,500,000 USD after giving effect to such payment (plus all other cash payments under the Multiple Loan Agreements that Borrower would be obliged to pay at or around the same date or otherwise in connection with such payment). Borrower and Lender each hereby acknowledge and agree that (a) the Agent and the lenders as defined in the WFF Loan Agreement and their respective successors and assigns are relying on the provisions set forth in this Section 8.3 and are third party beneficiaries of such provisions with the right to enforce the terms hereof and (b) the terms of this Section 8.3 and any related Section of this Agreement may not be amended or otherwise modified without the prior written consent of Agent (or its successors or assigns as applicable) in each instance.

9.	Notices

9.1	Forwarding

Unless indicated otherwise, any notice that a party must give to the other shall be in writing, and shall be either delivered, or forwarded by registered mail or transmitted by telecopier, at the following address or at any other address which may be notified by a party to the other in accordance with this Section 9:
In the case of the Lender:
Special Value Expansion Fund, LLC,
c/o Tennenbaum Capital Partners, LLC
2951 28th Street, Suite 1000
Santa Monica, CA 90405
USA
Fax: (310) 899-4950
e-mail:Raj.vig@TennenbaumCapital.com
Attention: Raj Vig
In the case of the Borrower
Dialogic Corporation
9800 Cavendish Boulevard
Montreal (Quebec)
H4M 2V9
Fax : +1-514-745-0055
Attention: Anthony Housefather
Any such notice shall be deemed to have been received by its addressee at the time of its delivery, if delivered, or the third working day following its mailing, if it is forwarded by registered mail, or, when transmitted by telecopier, on the working day following the actual receipt thereof. If mail or telecopier services are interrupted by a strike, slowdown, force majeure, or any other cause, the party giving the notice shall use service which is not interrupted or it shall deliver the notice in question, the whole in a manner to ensure the receipt of the notice by the party to whom it is sent.

10.	Assignments by the Borrower.

10.1	Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

11.	counterparts

11.1	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties to this Agreement may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page to this Agreement by hand or by telecopy shall be as effective as the delivery of a fully executed counterpart of this Agreement.

12.	successors and assigns

12.1	This Agreement shall be binding upon and inure to the benefit of its parties and their respective successors and permitted assigns.

13.	Governing Law and Jurisdiction

The parties agree that this Agreement shall be governed by the laws of the State of New York, USA and that the courts of the Southern District of the State of New York shall have exclusive jurisdiction relating to any disputes arising under this Agreement. The prevailing party in any action brought under this Agreement shall be entitled to recover all of its reasonable costs, including reasonable attorney’s fees from the other party.

14.	Language

This Agreement has been drafted in English at the express wish of the parties. Ce contrat a été rédigé en anglais à la demande expresse des parties.

     And the parties have signed at the date set forth on the first page of this agreement.

Special Value Expansion Fund, LLC

By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

/s/ Howard Levkowitz

Howard Levkowitz

Dialogic Corporation

Per:	/s/ Jean Gagnon

Jean Gagnon